EXHIBIT 99.1

The Chemours Company Reports Second Quarter 2020 Results

Strong Improvement in Free Cash Flow Despite Weak Global Demand; COVID-19 Response Plan Remains on Track

WILMINGTON, Del., July 30, 2020 /PRNewswire/ -- The Chemours Company (Chemours) (NYSE: CC), a global chemistry company with leading market positions in Fluoroproducts, Chemical Solutions and Titanium Technologies, today announced its financial results for the second quarter 2020.

Second Quarter 2020 Highlights

•	Net Sales of $1.1 billion
•	Net Income of $24 million, with EPS of $0.15
•	Adjusted Net Income of $30 million, with Adjusted EPS of $0.18
•	Adjusted EBITDA of $166 million
•	Free Cash Flow of $50 million, a $167 million improvement from prior year
•	On July 29th, the company’s board of directors approved a Q3 dividend of $0.25 per share, consistent with the prior quarter

Update on COVID-19 Response Plan

•	All Chemours sites remain operational
•	Maintaining health and safety measures across our sites
•	On target to reduce FY 2020 costs by $160 million
•	On target to reduce FY 2020 CAPEX by ~$125 million, from approx. $400 million to approx. $275 million
•	Preserving strong balance sheet, ample liquidity of $1.4 billion with no near-term senior debt maturities

"Our results in the second quarter reflect disciplined execution of our cash generation strategy in spite of the significant impact of COVID-19 on global demand," said Chemours President and CEO Mark Vergnano. "We remain focused on both our employees’ safety and fully supporting our customers’ needs.  At the same time, the team has reduced costs and improved operating efficiencies through this difficult period. These efforts combined with our strong liquidity position give us tremendous confidence that we will be in a strong position to respond when market conditions improve.”

Second quarter 2020 net sales were $1.1 billion in comparison to $1.4 billion in the prior-year second quarter. Results were driven primarily by lower volume across all segments. Second quarter net income was $24 million, resulting in EPS of $0.15. Adjusted Net Income was $30 million, resulting in Adjusted EPS of $0.18, down $0.54 from the prior year, inclusive of a $13 million charge related to our Fayetteville facility. Adjusted EBITDA for the second quarter 2020 was $166 million in comparison to $283 million in the previous year second quarter, a result of lower volumes and prices, idle production charges, lower fixed cost absorption and limited F-Gas quota sales, partially offset by stronger operational performance and lower cost, driven by FY2020 cost reduction plan in response to COVID-19, on year-over-year basis.

Fluoroproducts
Fluoroproducts segment net sales in the second quarter were $523 million in comparison to $711 million in the prior year.  Volume and price declined 22 percent and 3 percent, respectively, on a year-over-year basis.  Lower volumes were primarily driven by the impact of COVID-19 on global automotive OEMs and industrial end-markets. Segment Adjusted EBITDA of $97 million decreased 46 percent versus the prior-year quarter, negatively impacted by higher costs driven by idle production and minimal F-gas quota sales due to illegal imports of HFC refrigerants into the EU. This was partially offset by cost reductions across the business and improved operational performance.

Chemical Solutions
Chemical Solutions segment net sales were $82 million, a 37 percent decrease versus the prior-year second quarter. Volumes were down 16 percent year-over-year primarily driven by COVID-19 related mine closures. Portfolio was down 18 percent year-over-year primarily driven by the Methylamines and Methylamides business divestiture in the fourth quarter of 2019. Lower average prices were primarily driven by regional customer mix. Adjusted EBITDA of $19 million was 19 percent higher in comparison to the prior-year quarter, reflecting a 1100 bps improvement in margins to 23 percent from 12 percent in the prior-year primarily due to portfolio management actions and lower costs.

EXHIBIT 99.1

Titanium Technologies
Titanium Technologies segment net sales in the second quarter were $488 million in comparison to $567 million in the prior-year quarter. Volumes were down 9 percent versus the prior-year second quarter, a result of softer demand primarily in Europe, Latin America and Asia. North America was relatively flat, as the DIY trends helped support the end-market demand in the region. Global average selling prices were flat sequentially and down 5 percent on a year-over-year basis. Segment Adjusted EBITDA decreased by 26 percent to $94 million, in comparison to $127 million in last year’s second quarter, negatively impacted by fixed cost under-absorption.

Corporate and Other
Corporate and Other in the second quarter 2020 represented a $44 million offset to Adjusted EBITDA, versus a $40 million offset in the prior-year quarter. This increase was attributable to higher costs associated with environmental remediation matters partially offset by reductions in compensation expense and lower external spend.

Liquidity
As of June 30, 2020, consolidated gross debt was $4.4 billion. Debt, net of $1 billion cash, was $3.3 billion, resulting in a net leverage ratio of approximately 3.7 times on a trailing twelve-month Adjusted EBITDA basis.  Total liquidity was $1.4 billion, comprised of $1 billion of cash and $399 million of revolver capacity.

Cash provided by operating activities for the second quarter of 2020 was $111 million, up $104 million from $7 million in the prior-year quarter. Capital expenditures for the second quarter 2020 were $61 million, versus $124 million in last year's second quarter. Free Cash Flow for the second quarter 2020 was a $50 million inflow versus the prior-year quarter of a $117 million outflow, an improvement of $167 million.

Outlook
Vergnano concluded: "The first half of 2020 has been one of the most difficult periods in our short history. I am proud of the way Chemours has responded and our ability to focus and execute through these uncertain times. The outlook for the second half, while improving, remains unclear.  Looking ahead, as we navigate this uncertain time, we remain focused on the execution of our short-term response plan and long-term strategy. The Chemours Team will continue to work in strong partnership with our customers to deliver the full potential of our value proposition, because we win only if our customers win.”

Conference Call
As previously announced, Chemours will hold a conference call and webcast on Friday, July 31, 2020 at 8:30 AM EDT. The webcast and additional presentation materials can be accessed by visiting the Events & Presentations page of Chemours' investor website, investors.chemours.com. A webcast replay of the conference call will be available on the Chemours investor website.

EXHIBIT 99.1

About The Chemours Company
The Chemours Company (NYSE: CC) is a global leader in titanium technologies, fluoroproducts, and chemical solutions, providing its customers with solutions in a wide range of industries with market-defining products, application expertise and chemistry-based innovations. Chemours ingredients are found in plastics and coatings, refrigeration and air conditioning, mining, and general industrial manufacturing. Our flagship products include prominent brands such as Teflon™, Ti-Pure™, Krytox™, Viton™, Opteon™, Freon™ and Nafion™. In 2019, Chemours was named to Newsweek’s list of America’s Most Responsible Companies. The company has approximately 7,000 employees and 30 manufacturing sites serving approximately 3,700 customers in over 120 countries. Chemours is headquartered in Wilmington, Delaware and is listed on the NYSE under the symbol CC.

For more information, we invite you to visit chemours.com or follow us on Twitter @Chemours or LinkedIn.

Non-GAAP Financial Measures
We prepare our financial statements in accordance with Generally Accepted Accounting Principles (GAAP). Within this press release, we may make reference to Adjusted Net Income (Loss), Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Adjusted Effective Tax Rate, Return on Invested Capital and Net Leverage Ratio which are non-GAAP financial measures. The company includes these non-GAAP financial measures because management believes they are useful to investors in that they provide for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

Management uses Adjusted Net Income (Loss), Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Adjusted Effective Tax Rate, Return on Invested Capital and Net Leverage Ratio to evaluate the company's performance excluding the impact of certain noncash charges and other special items which we expect to be infrequent in occurrence in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

Accordingly, the company believes the presentation of these non-GAAP financial measures, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing the company's operating performance and underlying prospects. This analysis should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. This analysis, as well as the other information in this press release, should be read in conjunction with the company's financial statements and footnotes contained in the documents that the company files with the U.S. Securities and Exchange Commission. The non-GAAP financial measures used by the company in this press release may be different from the methods used by other companies. For more information on the non-GAAP financial measures, please refer to the attached schedules or the table, "Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures" and materials posted to the company's website at investors.chemours.com.

Forward-Looking Statements
This press release contains forward-looking statements, within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to a historical or current fact. The words "believe," "expect," "will," "anticipate," "plan," "estimate," "target," "project" and similar expressions, among others, generally identify "forward-looking statements," which speak only as of the date such statements were made. These forward-looking statements may address, among other things, the outcome or resolution of any pending or future environmental liabilities, the commencement, outcome or resolution of any regulatory inquiry, investigation or proceeding, the initiation, outcome or settlement of any litigation, changes in environmental regulations in the U.S. or other jurisdictions that affect demand for or adoption of our products, anticipated future operating and financial performance, business plans, prospects, targets, goals and commitments, capital investments and projects, plans for dividends or share repurchases, sufficiency or longevity of intellectual property protection, cost reductions or savings targets, plans to increase profitability and growth, our ability to make acquisitions, integrate acquired businesses or assets into our operations, and achieve anticipated synergies or cost savings, all of which are subject to substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements are based on certain assumptions and expectations of future events that may not be accurate or realized. These statements are not guarantees of future performance. Forward-looking statements also involve risks and uncertainties that are beyond Chemours' control. In addition, the current COVID-19 pandemic has significantly impacted the national and global economy and commodity and financial markets. The full extent and impact of the pandemic is unknown and to date has included extreme volatility in

EXHIBIT 99.1

financial and commodity markets, a significant slowdown in economic activity, and increased predictions of a global recession. The public and private sector response has led to significant restrictions on travel, temporary business closures, quarantines, stock market volatility, and a general reduction in consumer and commercial activity globally. Matters outside our control have affected our business and operations and may or may continue to limit travel of employees to our business units domestically and internationally, adversely affect the health and welfare of our personnel, significantly reduce the demand for our products, hinder our ability to provide goods and services to customers, cause disruptions in our supply chains, adversely affect our business partners or cause other unpredictable events. Additionally, there may be other risks and uncertainties that Chemours is unable to identify at this time or that Chemours does not currently expect to have a material impact on its business. Factors that could cause or contribute to these differences include the risks, uncertainties and other factors discussed in our filings with the U.S. Securities and Exchange Commission, including in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 and in our Annual Report on Form 10-K for the year ended December 31, 2019. Chemours assumes no obligation to revise or update any forward-looking statement for any reason, except as required by law.

CONTACT:

INVESTORS
Jonathan Lock
VP, Corporate Development and Investor Relations
+1.302.773.2263
investor@chemours.com

NEWS MEDIA
Alvenia Scarborough
Sr. Director of Corporate Communications and Brand Marketing
+1.302.773.4507
media@chemours.com

EXHIBIT 99.1

The Chemours Company

Interim Consolidated Statements of Operations (Unaudited)

(Dollars in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net sales	$1,093	$1,408	$2,398	$2,784
Cost of goods sold	894	1,085	1,901	2,165
Gross profit	199	323	497	619
Selling, general, and administrative expense	110	136	235	292
Research and development expense	20	19	44	41
Restructuring, asset-related, and other charges	17	7	28	15
Total other operating expenses	147	162	307	348
Equity in earnings of affiliates	7	8	14	16
Interest expense, net	(53)	(52)	(107)	(103)
Other income (expense), net	14	16	(1)	55
Income before income taxes	20	133	96	239
(Benefit from) provision for income taxes	(4)	37	(28)	50
Net income	24	96	124	189
Net income attributable to Chemours	$24	$96	$124	$189
Per share data
Basic earnings per share of common stock	$0.15	$0.58	$0.75	$1.14
Diluted earnings per share of common stock	0.15	0.57	0.75	1.12

EXHIBIT 99.1

The Chemours Company

Interim Consolidated Balance Sheets (Unaudited)

(Dollars in millions, except per share amounts)

	June 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$1,031	$943
Accounts and notes receivable, net	540	674
Inventories	1,074	1,079
Prepaid expenses and other	72	81
Total current assets	2,717	2,777
Property, plant, and equipment	9,296	9,413
Less: Accumulated depreciation	(5,873)	(5,854)
Property, plant, and equipment, net	3,423	3,559
Operating lease right-of-use assets	273	294
Goodwill and other intangible assets, net	171	174
Investments in affiliates	175	162
Other assets	275	292
Total assets	$7,034	$7,258
Liabilities
Current liabilities:
Accounts payable	$651	$923
Short-term and current maturities of long-term debt	19	134
Other accrued liabilities	486	484
Total current liabilities	1,156	1,541
Long-term debt, net	4,327	4,026
Operating lease liabilities	224	245
Deferred income taxes	58	118
Other liabilities	610	633
Total liabilities	6,375	6,563
Commitments and contingent liabilities
Equity
Common stock (par value $0.01 per share; 810,000,000 shares authorized; 189,551,590 shares issued and 164,232,355 shares outstanding at June 30, 2020; 188,893,478 shares issued and 163,574,243 shares outstanding at December 31, 2019)	2	2
Treasury stock, at cost (25,319,235 shares at June 30, 2020 and December 31, 2019)	(1,072)	(1,072)
Additional paid-in capital	872	859
Retained earnings	1,290	1,249
Accumulated other comprehensive loss	(435)	(349)
Total Chemours stockholders’ equity	657	689
Non-controlling interests	2	6
Total equity	659	695
Total liabilities and equity	$7,034	$7,258

EXHIBIT 99.1

The Chemours Company

Interim Consolidated Statements of Cash Flows (Unaudited)

(Dollars in millions)

	Six Months Ended June 30,
	2020	2019
Cash flows from operating activities
Net income	$124	$189
Adjustments to reconcile net income to cash provided by (used for) operating activities:
Depreciation and amortization	160	154
Gain on sales of assets and businesses	—	(3)
Equity in earnings of affiliates, net	(11)	(15)
Amortization of debt issuance costs and issue discounts	5	5
Deferred tax (benefit) provision	(70)	2
Asset-related charges	11	—
Stock-based compensation expense	9	14
Net periodic pension cost	6	1
Defined benefit plan contributions	(14)	(13)
Other operating charges and credits, net	(3)	1
Decrease (increase) in operating assets:
Accounts and notes receivable, net	128	(16)
Inventories and other operating assets	33	(70)
(Decrease) increase in operating liabilities:
Accounts payable and other operating liabilities	(223)	(287)
Cash provided by (used for) operating activities	155	(38)
Cash flows from investing activities
Purchases of property, plant, and equipment	(167)	(257)
Proceeds from sales of assets and businesses, net	—	1
Foreign exchange contract settlements, net	4	—
Cash used for investing activities	(163)	(256)
Cash flows from financing activities
Proceeds from accounts receivable securitization facility	12	—
Proceeds from revolving loan	300	150
Debt repayments	(134)	(6)
Payments on finance leases	(3)	—
Purchases of treasury stock, at cost	—	(322)
Proceeds from exercised stock options, net	5	8
Payments related to tax withholdings on vested stock awards	(2)	(30)
Payments of dividends to the Company's common shareholders	(82)	(83)
Distributions to non-controlling interest shareholders	(4)	—
Cash provided by (used for) financing activities	92	(283)
Effect of exchange rate changes on cash and cash equivalents	4	6
Increase (decrease) in cash and cash equivalents	88	(571)
Cash and cash equivalents at January 1,	943	1,201
Cash and cash equivalents at June 30,	$1,031	$630

Supplemental cash flows information
Non-cash investing and financing activities:
Changes in property, plant, and equipment included in accounts payable	$25	$(25)
Obligations incurred under build-to-suit lease arrangement	—	30

EXHIBIT 99.1

The Chemours Company

Segment Financial and Operating Data (Unaudited)

(Dollars in millions)

Segment Net Sales				Three Months
				Ended	Sequential
	Three Months Ended June 30,		Increase /	March 31,	Increase /
	2020	2019	(Decrease)	2020	(Decrease)
Fluoroproducts	$523	$711	$(188)	$600	$(77)
Chemical Solutions	82	130	(48)	92	(10)
Titanium Technologies	488	567	(79)	613	(125)
Total Net Sales	$1,093	$1,408	$(315)	$1,305	$(212)

Segment Adjusted EBITDA				Three Months
				Ended	Sequential
	Three Months Ended June 30,		Increase /	March 31,	Increase /
	2020	2019	(Decrease)	2020	(Decrease)
Fluoroproducts	$97	$180	$(83)	$140	$(43)
Chemical Solutions	19	16	3	15	4
Titanium Technologies	94	127	(33)	138	(44)
Corporate and Other	(44)	(40)	(4)	(36)	(8)
Total Adjusted EBITDA	$166	$283	$(117)	$257	$(91)

Adjusted EBITDA Margin	15%	20%		20%

Quarterly Change in Net Sales from the three months ended June 30, 2019
	June 30, 2020	Percentage Change vs.	Percentage Change Due To
	Net Sales	June 30, 2019	Price	Volume	Currency	Portfolio
Total Company	$1,093	(22)%	(4)%	(16)%	—%	(2)%

Fluoroproducts	$523	(26)%	(3)%	(22)%	(1)%	—%
Chemical Solutions	82	(37)%	(3)%	(16)%	—%	(18)%
Titanium Technologies	488	(14)%	(5)%	(9)%	—%	—%

Quarterly Change in Net Sales from the three months ended March 31, 2020
	June 30, 2020	Percentage Change vs.	Percentage Change Due To
	Net Sales	March 31, 2020	Price	Volume	Currency	Portfolio
Total Company	$1,093	(16)%	(1)%	(15)%	—%	—%

Fluoroproducts	$523	(13)%	—%	(12)%	(1)%	—%
Chemical Solutions	82	(11)%	(7)%	(4)%	—%	—%
Titanium Technologies	488	(20)%	—%	(20)%	—%	—%

EXHIBIT 99.1

The Chemours Company

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (Unaudited)

(Dollars in millions)

Adjusted EBITDA and Adjusted Net Income to GAAP Net Income Reconciliation

Adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) is defined as income (loss) before income taxes, excluding the following items: interest expense, depreciation, and amortization; non-operating pension and other post-retirement employee benefit costs, which represents the components of net periodic pension (income) costs excluding the service cost component; exchange (gains) losses included in other income (expense), net; restructuring, asset-related, and other charges; (gains) losses on sales of businesses or assets; and, other items not considered indicative of the Company’s ongoing operational performance and expected to occur infrequently. Adjusted Net Income is defined as net income (loss) attributable to Chemours, adjusted for items excluded from Adjusted EBITDA, except interest expense, depreciation, amortization, and certain provision for (benefit from) income tax amounts.

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2020	2019	2020	2020	2019
Net income attributable to Chemours	$24	$96	$100	$124	$189
Non-operating pension and other post-retirement employee benefit income	(1)	(3)	—	(1)	(6)
Exchange (gains) losses, net	(6)	9	24	19	3
Restructuring, asset-related, and other charges	17	7	11	28	15
Gain on sales of assets and businesses	—	(2)	—	—	(2)
Transaction costs	—	1	2	2	1
Legal and environmental charges (1)	1	8	10	12	38
Adjustments made to income taxes (2)	(2)	7	(19)	(22)	1
Benefit from income taxes relating to reconciling items (3)	(3)	(3)	(10)	(13)	(11)
Adjusted Net Income (4)	30	120	118	149	228
Interest expense, net	53	52	54	107	103
Depreciation and amortization	82	78	79	160	154
All remaining provision for income taxes (4)	1	33	6	7	60
Adjusted EBITDA	$166	$283	$257	$423	$545

Adjusted effective tax rate (4)	3%	22%	5%	4%	21%
(1)

Legal charges pertains to litigation settlements, PFOA drinking water treatment accruals, and other legal charges. Environmental charges pertains to management’s assessment of estimated liabilities associated with on-site remediation, off-site groundwater remediation, and toxicity studies related to Fayetteville. The six months ended June 30, 2020 includes $8 based on the aforementioned assessment associated with certain estimated liabilities at Fayetteville. The three and six months ended June 30, 2019 includes $7 and $34, respectively, for the approved final Consent Order associated with certain matters at Fayetteville. See “Note 16 – Commitments and Contingent Liabilities” to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 for further details.

(2)

Includes the removal of certain discrete income tax impacts within our provision for income taxes, such as shortfalls and windfalls on our share-based payments, historical valuation allowance adjustments, unrealized gains and losses on foreign exchange rate changes, and other discrete income tax items.

(3)

The income tax impacts included in this caption are determined using the applicable rates in the taxing jurisdictions in which income or expense occurred and represents both current and deferred income tax expense or benefit based on the nature of the non-GAAP financial measure.

(4)	Adjusted effective tax rate is defined as all remaining provision for income taxes divided by pre-tax Adjusted Net Income.

EXHIBIT 99.1

The Chemours Company

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (Unaudited)

(Dollars in millions, except per share amounts)

Adjusted Earnings per Share to GAAP Earnings per Share Reconciliation

Adjusted earnings per share (“EPS”) is calculated by dividing Adjusted Net Income by the weighted-average number of common shares outstanding. Diluted Adjusted EPS accounts for the dilutive impact of stock-based compensation awards, which includes unvested restricted shares. Diluted Adjusted EPS considers the impact of potentially-dilutive securities, except in periods in which there is a loss because the inclusion of the potentially-dilutive securities would have an anti-dilutive effect.

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2020	2019	2020	2020	2019
Numerator:
Net income attributable to Chemours	$24	$96	$100	$124	$189
Adjusted Net Income	30	120	118	149	228
Denominator:
Weighted-average number of common shares outstanding - basic	164,648,103	164,118,816	164,247,449	164,448,226	165,982,289
Dilutive effect of the Company's employee compensation plans	765,838	2,822,810	1,010,542	888,190	3,508,621
Weighted-average number of common shares outstanding - diluted	165,413,941	166,941,626	165,257,991	165,336,416	169,490,910

Basic earnings per share of common stock	$0.15	$0.58	$0.61	$0.75	$1.14
Diluted earnings per share of common stock	0.15	0.57	0.61	0.75	1.12
Adjusted basic earnings per share of common stock	0.18	0.73	0.72	0.91	1.38
Adjusted diluted earnings per share of common stock	0.18	0.72	0.71	0.90	1.35

EXHIBIT 99.1

The Chemours Company

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (Unaudited)

(Dollars in millions)

Free Cash Flows to GAAP Cash Flow Provided by Operating Activities Reconciliation

Free Cash Flows is defined as cash flows provided by (used for) operating activities, less purchases of property, plant, and equipment as shown in the consolidated statements of cash flows.

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2020	2019	2020	2020	2019
Cash provided by (used for) operating activities	$111	$7	$44	$155	$(38)
Less: Purchases of property, plant, and equipment	(61)	(124)	(106)	(167)	(257)
Free Cash Flows	$50	$(117)	$(62)	$(12)	$(295)

Return on Invested Capital Reconciliation

Return on Invested Capital (“ROIC”) is defined as Adjusted EBITDA, less depreciation and amortization (“Adjusted EBIT”), divided by the average of invested capital, which amounts to net debt, or debt less cash and cash equivalents, plus equity.

	Twelve Months Ended June 30,
	2020	2019
Adjusted EBITDA (1)	$898	$1,321
Less: Depreciation and amortization (1)	(315)	(296)
Adjusted EBIT	$583	$1,025

	As of June 30,
	2020	2019
Total debt	$4,346	$4,208
Total equity	659	829
Less: Cash and cash equivalents	(1,031)	(630)
Invested capital, net	$3,974	$4,407
Average invested capital (2)	$4,116	$3,989

Return on Invested Capital	14%	26%
(1)

Reconciliations of Adjusted EBITDA to net income attributable to Chemours are provided on a quarterly basis. See the preceding table for the reconciliation of Adjusted EBITDA to net income attributable to Chemours.

(2)	Average invested capital is based on a five-quarter trailing average of invested capital, net.